EXHIBIT (a)(5)(ii)

THOMSON SEPTEMBER 22, 2004

STOCK OPTION PLAN

GUIDELINES INTENDED FOR THE BENEFICIARIES

The stock options described in these guidelines and the ordinary shares for which they may be exercised have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States unless so registered or unless an exemption from registration under the Securities Act of 1933 is available.

These guidelines are not for distribution within the United States.

NON-FRENCH RESIDENTS (excluding the USA)

October 25th, 2004

SUMMARY

1.	DESCRIPTION OF THE PLAN	2

	The type of options: Stock subscription options	2
	The beneficiaries	2
	Exercise price of the options to subscribe for newly issued shares	3
	Option exercise	3
	Requirements	3

2.	FEATURES OF THE SHARES SUBSCRIBED FOR	4

	Change of control	4
	Pre-emptive right	6

3.	PRACTICAL TERMS AND CONDITIONS	6

	Plan administrator	6
	The possible transactions during the option plan	6
	Exercise of the options	6
	Sale of the shares	7
	Simultaneous exercise/sale (between September 23, 2008, and September 22, 2014 only)	7

4.	TAXATION	7

	Beneficiaries not residing in France	7

5.	HANDLING CHARGES	7

Exhibits:

Exhibit 1 : Option Exercise form

Exhibit 2 : Share sale application form

1. DESCRIPTION OF THE PLAN

The stock option plan providing for the grant of stock subscription or purchase options is governed by articles L. 225-177 to L. 225-186 of the Commercial Code (formerly articles 208-1 to 208-8-2 of the law of July 24, 1966 on commercial companies), and articles 174-8 to 174-21 of the decree of March 23, 1967, supplemented by law No. 87-416 of June 17, 1987 on savings and by the provisions of law no. 2001-420 on new economic regulations (Loi sur les Nouvelles Régulations Economiques) of May 15, 2001, and is subject to the provisions of law no. 2001-152 on employee savings plans (Loi sur l’Epargne Salariale) of February 19, 2001, and the decree (ordonnance) of June 24, 2004 modifying the rules relating to securities (valeurs mobilières) issued by commercial companies.

The Combined General Meeting of the Shareholders of THOMSON, held on November 10, 2000, authorized the Board of Directors of the Company to grant Thomson stock subscription or purchase options to the benefit of certain employees (salariés) of the Group and officers (mandataires sociaux).

The Board of Directors, at its meeting held on September 22, 2004, adopted a stock subscription or purchase option plan (the “option plan”) providing for the subscription or purchase of up to a maximum of 8,500,000 underlying shares. The main characteristics of the option plan are described below.

Pursuant to the option plan, the Board of Directors, in its September 22, 2004 meeting, granted stock subscription options giving the right to subscribe for newly-issued Thomson shares.

In addition, the Board of Directors may, through one or more grants, grant stock purchase options within the aggregate cap set by the Board of Directors of 8,500,000 underlying shares.

Such stock purchase options will be governed by the terms and conditions of the option plan, subject to applicable law as in effect on the date of grant.

The grant of stock purchase options will result in the preparation of a new guide. Only those aspects of the option plan pertaining to the stock subscription options are addressed in this document.

The type of options: Stock subscription options:

The shares offered in connection with the option plan will be issued by way of a capital increase which will occur automatically and without further conditions upon receipt of a notice of exercise and payment in cash (by check) of the exercise price of the option to be exercised. The shares will be issued when the option is exercised which will increase the paid up capital and shareholders’ equity of the Company.

The beneficiaries

Are eligible for participation in the option plan:

•	Certain employees (salariés) and officers (mandataires sociaux) of Thomson and its affiliates (within the meaning of Article L. 225-180 of the Commercial Code), within the scope of the option plan, designated by the Board of Directors on September 22, 2004.

•

Certain employees (salariés) and officers (mandataires sociaux) of Thomson and its affiliates (within the meaning of Article L. 225-180 of the Commercial Code), within the scope of the option plan, designated by the Board of Directors on September 22, 2004 who hold options granted during the period from December 18, 2000 to October 12, 2001, provided any such beneficiary has relinquished all of his or her contractual rights with respect to such previously granted options. The employee’s renunciation must be delivered to Thomson by November 23, 2004 at the latest, or, in the event the renunciation period is extended by Thomson, by the end of such extension.

•	Beneficiaries who elect not to relinquish options granted to them during the period from December 18, 2000 to October 12, 2001 will be entitled to keep such options under their initial conditions. in such a case, they will not be entitled to receive the stock subscription options granted to them on September 22, 2004 under the option plan. These options will be purely and simply cancelled.

Each beneficiary will be personally informed of the number of options granted to him or her, the subscription price, and the period during which these options may be exercised. In the same way, the beneficiaries to whom the renunciation procedure described above applies will be informed as to how to relinquish their rights under the previous plans and receive the options granted to them under the new option plan.

Exercise price of the options to subscribe for newly issued shares

The exercise price of the stock subscription options is 16 euros. This price is not subject to adjustments, except under circumstances and conditions prescribed by French law. As a result of adjustments in the exercise price and/or the number of shares which may be obtained upon exercise of the options, the benefit resulting from the grant will be preserved in value during the entire term of the option. The number of underlying shares will be adjusted such that the total of the exercise prices remains constant. The adjusted number will be rounded up to the nearest unit.

Any of the adjustments contemplated above will be made in accordance with applicable law (i.e., on the date hereof, Articles 174-8 to 174-16 of decree no. 67-236 of March 23, 1967).

Option exercise

A beneficiary may exercise his or her options in part at any time after the end of a 3-year period running from the date of the Board meeting at which these options were granted, i.e., September 22, 2004, or in whole at any time after the end of a 4-year period running from such date, subject to the following maximum limits:

•	50 percent from September 23, 2007

•	100 percent from September 23, 2008

After September 22, 2014, unexercised options will be definitively lost.

There is no obligation to exercise the options granted.

In the event of one or more financial transactions, the Board of Directors may temporarily suspend the exercise of the options for a maximum period of 3 months.

Requirements

The exercise of the options is conditional upon the beneficiary being an employee (salarié) or officer (mandataire social) of Thomson or any of its affiliates (within the meaning of Article L. 225-180 of the Commerce Code) on the date of exercise.

The options remaining unexercised are definitively lost in the event of departure from Thomson or its applicable affiliate for any reason whatsoever, except with respect to the following:

•	retirement or early retirement;

•	permanent and definitive disability (respectively, the second and third category contemplated in Article L. 341-4 of the Code de Sécurité Sociale); and

•	during the lay off notification period (whether such notification period is served by the beneficiary or not).

The right derived from an option granted hereunder is non-transferable until the option has been exercised.

However, in the event of the death of a beneficiary, his or her heirs may exercise the options within a six-month period from the date of death. They can exercise the options without being subject to the restrictions described above and sell the shares acquired thereby. After this six-month period, the options will be definitively lost.

2. FEATURES OF THE SHARES SUBSCRIBED FOR

The exercise price of the stock subscription options shall be paid in full in cash upon exercise thereof.

Shares issued upon exercise of stock subscription options will carry full rights as of the first day of the fiscal year in which they are subscribed. Holders of such shares will not be entitled to dividends paid during such fiscal year in respect of the immediately precedent fiscal year. Subject to this limitation, they will, upon their issuance, be fully assimilated to existing shares and subject to all provisions of the by-laws and to the decisions of the General Meeting of shareholders.

Shares will be held in registered form in the name of the beneficiary.

Change of control

1. Under this option plan, the term “change of control” exclusively refers to the following situations:

•	The completion of a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson, or of an exchange offer (O.P.E.) by Thomson aimed at a third company, if such transaction results in the taking of a direct or indirect interest resulting in a new shareholder holding at least 20 percent of the voting rights of Thomson or an existing shareholder increasing such shareholder’s pre-existing interest so as to hold at least 20 percent of the voting rights.

•	The merger of another company into Thomson (fusion-absorption) resulting in new shareholders holding more than 20 percent of the voting rights of the merged company, and the merger of Thomson into another company (fusion-absorption).

•	The split-up (scission) of Thomson.

•	A direct or indirect investment by a new shareholder resulting in such new shareholder holding at least 20 percent of the voting rights of Thomson, or by an existing shareholder resulting in such shareholder’s interest increasing to at least 20 percent of such voting rights.

•	The publication by the French Autorité des Marchés Financiers (the “AMF”) of any shareholders’ agreement disclosing a concerted action as defined by article L. 233-10 I of the Commercial Code, the signatories to which hold shares representing at least 20 percent in aggregate of all the voting rights of Thomson.

2. In the case of a “change of control” as defined above, and notwithstanding the exercise schedule and the “contractual unavailability” of the shares, the options will become freely exercisable and the underlying shares available (and accordingly, among other things, transferable) unless otherwise decided by the Chairman of the Board of Directors of Thomson prior to the expiration of the period referred to in paragraph 3. Any such decision will apply to all the beneficiaries of the option plan.

3. At any time when the options may be exercised and the shares may be sold on an accelerated basis pursuant to paragraph 2, the beneficiary may issue a notice of exercise with respect to his options and dispose of his shares:

•	from the 6th working day following:

•	the date of publication by the AMF of the result of the offer, if the “change of control” results from a takeover bid (O.P.A.) or an exchange offer (O.P.E.);

•	the extraordinary general meeting of Thomson approving the “change of control” if such “change of control” is occurs as a result of a merger (fusion-absorption) or split-up (scission);

•	the date of notification to Thomson that the 20 percent threshold, as defined above, has been exceeded;

•	from the 15th working day following the date of publication by the AMF of the shareholders agreement if the “change of control” results from a concerted action as described in the 5th sub-paragraph of paragraph 1.

4. In addition, in the case of a “change of control” resulting from a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson or a merger (fusion absorption) or split-up (scission) of Thomson, the initiating company or the surviving or resulting entity will be required to assume all commitments with respect to any assets held for the benefit of beneficiaries and, in connection therewith, to implement a solution offering the same fiscal and social effects as the initial option plan as follows:

•	In the case of the merger of Thomson (fusion-absorption) or of its split-up (scission), it shall undertake to deliver to the beneficiary of the plan, upon the exercise of his option, shares of the company resulting from the merger or split-up in proportions that achieve the above objective;

•	In the case of a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson, it shall undertake to repurchase from the beneficiaries the shares acquired upon the exercise of their options on the date on which they tender same; this date must imperatively fall within the exercise period determined for the initial option. In the event of an exchange offer (O.P.E.), the repurchase price will be equal to the trading price of Thomson shares on the date of the “change of control” (such price being the exchange offer price), adjusted according to the evolution of the closing price of the share of the company initiating the “change of control”, between the date on which the result of the offer is published by the AMF and the date of the offer to repurchase. In the event of a takeover bid (O.P.A.), the repurchase price will be equal to the takeover bid offer price on the date of the “change of control.”

In the event the obligations set forth above are not fulfilled, the damage which will be caused to the beneficiaries will be appraised by an expert appointed by both parties or, in the absence of an agreement, by the Presiding Judge of the Commercial Court of Nanterre ruling at the request of the more diligent party.

The amount fixed will be paid by Thomson, or by any company to which it may substitute itself or which may be substituted to it.

Pre-emptive right

Thomson has a pre-emptive right with respect to any securities offered for sale, such right to be exercised, at the latest, 48 hours from the receipt of the transfer instrument. Therefore, the holders of options wishing to have their securities delivered to a financial institution other than Crédit Commercial de France, the institution managing the option plan, must obtain the consent of Thomson.

3. PRACTICAL TERMS AND CONDITIONS

Plan administrator

Thomson’s Board of Directors has entrusted to Crédit Commercial de France the individual management of the options under the option plan and the transactions relating thereto. Crédit Commercial de France has agreed to serve as administrator throughout the term of the option plan unless otherwise replaced by the Board of Directors.

Credit Commercial de France will inform the beneficiaries of any adjustment or temporary suspension period.

A transaction notice will be sent to the beneficiaries after each option exercise, and every year the beneficiaries will receive a statement of their securities holdings.

Therefore, it is very important for the beneficiary to inform Crédit Commercial de France as soon as possible of any change in his or her address or personal situation (see contact information for Crédit Commercial de France at the end of this document).

The possible transactions during the option plan

Subject to the term of the options described elsewhere herein, a beneficiary may enter into the following transactions:

•	exercise of the options (i.e., subscription for a new share offered)

•	sale of the shares derived from previous exercises

•	simultaneous exercise and sale

Exercise of the options

To exercise an option, the beneficiary must provide Crédit Commercial de France with the following documents:

•	the option exercise form (Exhibit 1) duly completed and signed

•	a bank or postal cheque, for the aggregate amount of the subscription price, made out to the order of Crédit Commercial de France

The date on which the beneficiary signs the option exercise form will be the option exercise date.

This exercise may take place, for up to 50% of the options granted, beginning September 23, 2007, and then beginning September 23, 2008 for the remaining 50% of the options granted or for the total amount of the options if no partial exercise previously took place.)

Sale of the shares

To sell his or her shares, the beneficiary must forward to Crédit Commercial de France the sale instructions in the form enclosed (Exhibit 2). Upon receipt thereof, Crédit Commercial de France will convert the shares to the bearer form.

The charges applicable to this transaction appear on the reverse side of the sale order (Exhibit 2) and will be deducted from the gross proceeds of the sale.

The sale may be effected in one of two ways:

•	through an “at best order”, which means that CCF will communicate the sell order to the market within three hours of its reception and that the order will be executed at the market price.

•	through a “limit order”, which means that the beneficiary indicates to CCF a minimum price below which he or she does not want to sell his or her shares (this price cannot be higher than 10% of the last market price). If the market price does not reach this minimum price during the month CCF receives the sell order, the shares will not be sold and the order will have to be renewed.

Simultaneous exercise/sale (between September 23, 2008, and September 22, 2014 only)

This procedure enables each beneficiary wishing to exercise his or her options and simultaneously sell the shares so obtained to finance his or her option exercise with the proceeds of the sale of the securities. This system avoids disbursing the funds required for the settlement of the option exercise. In this case, the beneficiary shall forward to Crédit Commercial de France the two forms enclosed herewith as Exhibits 1 and 2.

Only the sum corresponding to the capital gain obtained will be paid to the beneficiary after deduction of the charges stated on the reverse side of the sale order.

4. TAXATION

Beneficiaries not residing in France

Important: It is up to, and incumbent upon, each option holder to check the taxation system applicable in his or her country of residence, to consult his or her tax advisor for complete information, and, in case of transactions, to make the relevant returns.

You should note that employees who move to another jurisdiction after the date on which their options were granted but prior to the exercise of their options or the sale of the shares may become subject to a different tax regime. In addition, employees who move to France after the date on which their options were granted but prior to the exercise of their options or the sale of the shares will become subject to the “fiscal unavailability” restriction on the sale of their shares described in Section 3 above. You are encouraged to consult your own tax advisor.

Crédit Commercial de France will send you directly every year a statement about your individual account and your annual operations.

5. HANDLING CHARGES

All the management fees are borne by Thomson, except for those relating to the sale, which remain for the account of the beneficiary.

*        *        *

If you wish to have clarifications, you may address them directly to the administrator of the stock options: stockopadmin@thomson.net.

If you wish additional details on the rules applying to option plans or other information, you may contact:

CREDIT COMMERCIAL DE FRANCE

STOCK-OPTIONS EMETTEURS

SERVICE RELATIONS ACTIONNAIRES

Boîte Postale N° 2704

51051 REIMS CEDEX

Telephone: (+33).(0).3.26.09.86.99

Fax: (+33).(0).3.26.09.89.95

e-mail: “service_relations_actionnaires @ccf.fr”.

EXHIBIT 1

THOMSON SEPTEMBER 22, 2004

STOCK OPTION PLAN

Option exercise form

Original to be sent with your cheque to	Crédit Commercial de France
Stock-Options Emetteurs B.P. 2704 51051 Reims Cedex Fax No. 33 (0) 3 26 09 89 96

I the undersigned	Family name:
First name:
Home address:

Registered Current Account No.: (CCF)

Employing institution:

As the beneficiary of stock options granted to me by the Board of Directors of Thomson, on September 22, 2004, hereby declare that I exercise the options allowing me to subscribe for the number of shares below:

Number of shares	Unit price	Total amount settled
___________________	___________	_____________________

Accordingly, I pay the following sum in Euros (in words)

_______________________________________

by cheque made out to the order of Crédit Commercial de France.

Lu et approuvé (read and approved), bon pour souscription de                      (quantité totale en lettres) actions Thomson » (good for subscription of                      (total number in words) Thomson shares).

Signed in

On:

Signature:

EXHIBIT 2

THOMSON SEPTEMBER 22, 2004

STOCK OPTION PLAN

Sale order

Original to be sent to:	Crédit Commercial de France
Stock-Options Emetteurs B.P. 2704 51051 Reims Cedex Fax No. 33 (0) 3 26 09 89 95

I the undersigned	Family name:
First name:
Home address:

Registered Current Account No.: (CCF)

Employer:

(1)	☐ I hereby instruct you to sell (2) Thomson shares at best (this means that C.C.F. will sell on receipt of this sale order).

☐ I hereby instruct you to sell                      (2) Thomson shares at the minimum specified price of                      (3) (this means that C.C.F. will sell only if the price is reached within the month).

(Stock exchange fees incurred in connection with the sale are for your account, see details overleaf).

Signed in

On:

Signature:

(1)	Check the box corresponding to your choice.

(2)	State the number of shares.

(3)	State the amount (a minimum specified price exceeding 10 % of the first market price may not be accepted). After the month, if the price has not been reached, the sale order is no longer valid and you have to renew it.

•	Charges related to the sale (CCF Terms and Conditions of January 2004)

Sales	AMOUNT OF EXPENSES

From 1 to 90,000 euros	0.50%

Above 90,000 euros	0.40%

Minimum charge	13.18 euros + TVA

•	Validity of the orders

Orders expire on the last day of the month and you then have to renew them.